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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statement on Form S-8 of Clear Channel Entertainment, Inc. filed on December 3, 2001 (Reg. No. 333-74430) of our report dated June 22, 2005, relating to the statements of net assets available for plan benefits as of December 31, 2004 and 2003, the statement of changes in net assets available for plan benefits for the year ended December 31, 2004, the supplemental schedule of assets (held at end of year) as of December 31, 2004, and the schedule of delinquent participant contributions for the year ended December 31, 2004, of the Clear Channel Entertainment, Inc. 401(k) Savings Plan, which appears in the Annual Report on Form 11-K of the Clear Channel Entertainment, Inc. 401(k) Savings Plan dated June 27, 2005.

/s/ The Hanke Group, P.C.

San Antonio, Texas
June 27, 2005